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                                     EXHIBIT 3.1


                                 THE MACERICH COMPANY


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                     Articles Supplementary of Board of Directors
                       Classifying and Designating a Series of
                                  Preferred Stock as
                      Series A Cumulative Convertible Redeemable
                                 Preferred Stock and
                      Fixing Distribution and Other Preferences
                              and Rights of Such Series

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     The Macerich Company, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-208 of the Corporations and Associations Article of the Annotated Code of Maryland that:

     FIRST: Pursuant to authority granted by the Articles of Amendment and Restatement of the Corporation (the "Articles"), the Board of Directors on January 15, 1998 adopted a resolution designating and classifying 3,627,131 unissued and unclassified shares of preferred stock of the Corporation as Series A Cumulative Convertible Redeemable Preferred Stock.

     SECOND: The following is a description of the Series A Cumulative Convertible Redeemable Preferred Stock of the Corporation (the "Series A Preferred Shares"), including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof, which, shall become, upon any restatement of the Charter, part of Article Fifth of the Charter with any appropriate changes in enumeration or lettering of any section or subsections thereof:

                                      SERIES A
                               CUMULATIVE CONVERTIBLE
                             REDEEMABLE PREFERRED SHARES

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                                ARTICLES SUPPLEMENTARY


     Section 1. NUMBER OF SHARES AND DESIGNATION. This class of preferred stock shall be designated as Series A Cumulative Convertible Redeemable Preferred Stock and the number of shares

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which shall constitute such series shall not be more than 3,627,131 shares, par value $0.01 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors upon reacquisition thereof in any manner or by retirement thereof.

     Section 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

          "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

          "CALL DATE" shall mean the date specified in the notice to holders required under Section 5(d) as the Call Date.

          "CHANGE OF CONTROL" shall have the meaning set forth in Section 6(a).

          "CHARTER" shall mean the charter of the Corporation.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMON SHARES" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

          "CONVERSION DATE" shall have the meaning set forth in Section 6(a).

          "CONVERSION PRICE" shall mean the conversion price per Common Share for which the Series A Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial Conversion Price shall be $27.57.

          "CURRENT MARKET PRICE" of publicly traded Common Shares or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for

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     trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the "NASD") or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors of, if any class or series of securities is not publicly traded, the fair value of the shares of such class or series as determined reasonably and in good faith by the Board.

          "DIVIDEND PAYMENT DATE" shall mean (i) for any Dividend Period with respect to which the Corporation pays a dividend on the Common Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Corporation does not pay a dividend on the Common Shares, a date to be set by the Board of Directors, but in no event shall the Dividend Payment Date be later than the ninetieth calendar day after the end of the applicable Dividend Period.

          "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Series A Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Series A Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to Section 5 or converted pursuant to Section 6, which shall end on and include the Call Date with respect to the Series A Preferred Shares being redeemed or the date that such Series A Preferred Shares are converted, as the case may be).

          "EXPIRATION TIME" shall have the meaning set forth in Section
     6(d)(iv).

          "FAIR MARKET VALUE" shall mean the number obtained, for the 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation, by dividing (a) the sum of the products for all sales of Common Shares during such 20 day period of (i) the sale price per Common Share and (ii) the

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     number of Common Shares sold by (b) the total number of Common Shares sold during such 20 day period. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          "FULLY JUNIOR SHARES" shall mean the Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "FUNDS FROM OPERATIONS" shall mean net income (computed in accordance with generally accepted accounting principles, consistently applied), excluding gains (or losses) from debt restructuring and sales of property, plus real property depreciation and real estate-related amortization, and after adjustments for unconsolidated affiliates, partnerships and joint ventures (such adjustments being calculated to reflect funds from operations from such entities on the same basis), all computed in a manner consistent with the revised definition of Funds from Operations adopted by the National Association of Real Estate Investment Trusts ("NAREIT") in its White Paper dated March 1995.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable, at the Corporation's option, as of the Issue Date or as of the date of determination, consistently applied.

          "ISSUE DATE" shall mean the date on which Series A Preferred Shares are issued.

          "ISSUE PRICE" shall mean $27.57 per Series A Preferred Share.

          "JUNIOR SHARES" shall mean the Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

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          "OPERATING PARTNERSHIP" shall mean The Macerich Partnership, L.P., a
     Delaware limited partnership.

          "PARITY SHARES" shall have the meaning set forth in Section 9(b).

          "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "PURCHASED SHARES" shall have the meaning set forth in Section
     6(d)(iv).

          "REIT TERMINATION EVENT" shall mean the earliest to occur of:

           (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not elect to be taxed as a real estate investment trust;

          (ii) the approval by the stockholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

         (iii) a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

          (iv) a "determination" within the meaning of Section 1313(a) of the Code that the Corporation has ceased to qualify as a real estate investment trust.

          "SECURITIES" and "SECURITY" shall have the meanings set forth in
     Section 6(d)(iii).

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SERIES A PREFERRED SHARES" shall have the meaning given such term in the preamble to these Articles Supplementary.

          "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on

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     any series or class of stock of the Corporation; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on NASDAQ, or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

          "TRANSACTION" shall have the meaning set forth in Section 6(e).

          "TRANSFER AGENT" shall mean the Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

          "VOTING PREFERRED SHARES" shall have the meaning set forth in Section 10.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Articles.

     Section 3.     DIVIDENDS.

          (a) Subject to the preferential rights of the holders of any preferred shares that rank senior in the payment of dividends to the Series A Preferred Shares, the holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the greater of (i) an annual dividend of $1.84 or (ii) the regular cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible (without giving effect to the Conversion Lockout). The dividends referred to in clause (ii) of the preceding sentence shall equal the number of Common Shares, or portion thereof, into which one Series A Preferred Share will be convertible on or after the

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     Conversion Date, multiplied by the most current quarterly dividend on one Common Share on or before the applicable Dividend Payment Date. If the Corporation pays a regular cash dividend on the Common Shares with respect to a Dividend Period after the date on which the Dividend Payment Date is determined pursuant to clause (ii) of the definition of Dividend Payment Date and the dividend calculated pursuant to clause (ii) of this paragraph (a) with respect to such Dividend Period is greater than the dividend previously declared on the Series A Preferred Shares with respect to such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Series A Preferred Shares on the date on which the dividend on the Common Shares is paid, in an amount equal to the difference between (y) the dividend calculated pursuant to clause (ii) of this paragraph (a) and (z) the amount of dividends previously declared on the Series A Preferred Shares with respect to such Dividend Period. Subject to Section 3(b), the dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Directors, in arrears on Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares as they appear in the records of the Corporation at the close of business on such record dates, not more than 60 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be authorized and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 60 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series A Preferred Shares which remains payable.

          (b) The amount of dividends referred to in clause (i) of Section 3(a) payable for each full Dividend Period on the Series A Preferred Shares shall be computed by dividing the annual dividend rate by four. The initial Dividend Period for the Series A Preferred Shares will include a partial dividend for the period from the Issue Date until the last day of the calendar quarter immediately following such Issue Date. The holders of Series A Preferred Shares will not be entitled to receive dividends authorized subsequent to the Issue Date with respect to periods ending prior to the Issue Date. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the

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     Series A Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the Series A
     Preferred Shares dividend rate determined in accordance with Section 3(a). Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series A Preferred
     Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

          (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series A Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

          (d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares) nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Shares in respect thereof, directly or indirectly, unless in each case (i) the full cumulative dividends on all outstading Series A Preferred Shares and any other Parity Shares of the Corporation shall have been or contemporaneously are declared and paid or declared and set

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     apart for payment for all past Dividend Periods with respect to the Series
     A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares.

          (e) No distributions on Series A Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

          (f) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts, to the extent such amounts would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

     Section 4.     LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of stock ranking senior to the Series A Preferred Shares upon liquidation, distribution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive Twenty Seven Dollars and Fifty-Seven Cents ($27.57) (the "Liquidation Preference") per Series A Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; PROVIDED, that the dividend payable with respect to the Dividend Period containing the date of final distribution shall be equal to the greater of
     (i) the dividend provided in Section 3(a)(i) or (ii) the dividend determined pursuant to Section 3(a)(ii) for the preceding Dividend Period. If, upon any liquidation, dissolution or

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     winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation, merger or other business combination of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business or
     (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, the holders of Series A Preferred Shares shall have no other claim to the remaining assets of the Corporation and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

     Section 5.     REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) The Series A Preferred Shares shall not be redeemable by the Corporation prior to February 25, 2004; provided, however, that if at any time fewer than 362,713 Series A Preferred Shares remain outstanding, the Corporation may redeem all such shares at any time in the manner provided in this Section 5. On and after February 25, 2004, the Corporation, at its option, may redeem the Series A Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per Series A Preferred Share (plus all accumulated, accrued and unpaid dividends as provided below).

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          (b)  Upon any redemption of Series A Preferred Shares pursuant to this Section 5, the Corporation shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption.

          (c) If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of the Corporation have not been declared and paid or declared and set apart for payment, the Series A Preferred Shares may not be redeemed in part under this Section 5 and the Corporation may not purchase or acquire Series A Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares.

          (d) Notice of the redemption of any Series A Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation's records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares shall cease (except the

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     rights to convert and to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series A Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series A Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series A Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.


     Section 6. CONVERSION. Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

          (a)  Subject to and upon compliance with the provisions of this
     Section 6, a holder of Series A Preferred Shares shall have the right, at his or her option, upon the earliest to occur of (i) the termination of the Conversion Lockout (as defined below), (ii) the first day on which a Change of Control occurs, (iii) the occurrence of a REIT Termination Event or (iv) the first day on which any dividends payable on the Series A Preferred Shares shall be in arrears (which shall, with respect to any such quarterly

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     dividend, mean that any such dividend has not been paid in full), whether or not earned or declared (the "Conversion Date"), to convert all or any portion of such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such shares (inclusive of accrued but unpaid dividends) by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6; PROVIDED, HOWEVER, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5. "Conversion Lockout" shall mean, with respect to any Series A Preferred Share or Shares, the period of time beginning on the Issue Date and terminating on the earlier to occur of (i) the 61st day following the delivery to the Corporation by the holder of such Series A Preferred Share or Shares of a notice (a "Conversion Lockout Termination Notice") stating such holder's intention to terminate the Conversion Lockout with respect to such Series A Preferred Share or Shares or (ii) such date as is mutually agreed upon by the Corporation and such holder. No holder of Series A Preferred Shares shall be permitted to deliver a Conversion Lockout Termination Notice prior to the 120th day following the Issue Date.

          "Change of Control" means each occurrence of any of the following:
     (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Corporation's outstanding capital stock with voting power, under ordinary circumstances, to elect Directors of the Corporation; (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Series A Preferred Shares (each a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors of the Corporation (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; and (iii) (A) the Corporation consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any entity consolidating with or merging into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the outstanding shares of voting stock of the Corporation are reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iii) shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form of organization from a corporation to a trust or (b) if the holders of the exchanged securities of the Corporation immediately after such transaction beneficially own at least a majority of the securities of the surviving or consolidated entity normally entitled to vote in elections of directors.

          (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof irrevocably elects to convert such Series A Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          Holders of Series A Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series A Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

          As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice shall have been received by the Corporation as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Corporation as described above), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

          (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

          (d) The Conversion Price shall be adjusted from time to time as follows:

               (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its shares of stock in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series A Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph
          (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

               (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 95% (100% if a stand-by underwriter is used and charges the Corporation a commission) of the Fair Market Value per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying
          (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at 95% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 95% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors whose determination shall be conclusive.

               (iii) If the Corporation shall distribute to all holders of its Common Shares any securities of the Corporation (other than Common Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Shares after December 31, 1996 which are not in excess of the following: the sum of (A) the Corporation's cumulative undistributed Funds from Operations at December 31, 1996, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1996, minus (C) the cumulative amount of dividends accrued or paid in respect of the Series A Preferred Shares or any other class or series of preferred stock of the Corporation after the Issue Date or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the "SECURITIES" and individually a "SECURITY"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED that on the date, if any, on which a person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

               (iv) In case a tender or exchange offer (which term shall not include open market repurchases by the Corporation) made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Common
          Shares outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration
          Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the "PURCHASED SHARES") and (B) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

               (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this
          Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of (A) any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan or (B) any options, rights or Common Stock pursuant to any stock option, stock purchase or other stock-based compensation plan maintained by the Corporation in the ordinary course of business. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with
          .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

          (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for 30% or more of its Common Shares, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (d)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all of the Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion
     Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

          (f)  If:

               (i) the Corporation shall declare a dividend (or any other distribution) on its Common Shares (other than cash dividends or distributions paid with respect to the Common Shares after December 31, 1997 not in excess of the sum of the Corporation's cumulative undistributed Funds from Operations at December 31, 1997, plus the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1997, minus the cumulative amount of dividends accrued or paid in respect of the Series A Preferred Shares or any other class or series of preferred stock of the Corporation after the Issue Date); or

               (ii) the Corporation shall authorize the granting to all holders of Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

               (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d)(i) of this Section 6 applies) or any consolidation or merger to which the Corporation is a party (other than a merger in which the Corporation is the surviving entity) and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

               (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series A Preferred Shares at their addresses as shown on the records of the Corporation, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or
     (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this
     Section 6.

          (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the records of the Corporation.

          (h) In any case in which paragraph (d) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 6.

          (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

          (j) If the Corporation shall take any action affecting the Common Shares, other than action described in this Section 6, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

          (k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. Subject to the Ownership Limit (as defined in the Charter and any waivers thereof), for purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

               The Corporation covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a real estate investment Corporation) non-assessable Common Shares at such adjusted Conversion Price.

               The Corporation shall use its best efforts to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

               The Corporation shall use its reasonable efforts to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Shares. The certificates representing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

          (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          (m) In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

          (n)  Notwithstanding anything to the contrary contained in this
     Section 7, conversion of Series A Preferred Shares pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Limit (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of Series A Preferred Shares.

     Section 7. FIXED CHARGE COVERAGE; LIMITATION ON ISSUANCE OF ADDITIONAL PREFERRED SHARES AND INDEBTEDNESS.

          (a) So long as 25% of the Series A Preferred Shares remain issued and outstanding, without the written consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Shares, none of the Corporation, the Operating Partnership or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any additional indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) for borrowed money if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, the Corporation's Consolidated EBITDA to

     Consolidated Fixed Charges for any of the four fiscal quarters immediately preceding such issuance would be less than 1.40 to 1.0.

          (b) "Consolidated EBITDA" for any period means the consolidated net income of the Corporation (before minority interest and extraordinary income or loss) calculated in accordance with GAAP increased by the sum of the following (without duplication), each as calculated in accordance with
     GAAP:

               (i) all income and state franchise taxes paid or accrued for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

               (ii) all interest expense (other than capitalized interest) paid or accrued for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),


               (iii) depreciation and depletion reflected in such reported net income,

               (iv) amortization reflected in such reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (b) above), goodwill, other intangibles and management fees,

               (v) losses on sales of fixed assets, and writedowns of assets pursuant to Financial Accounting Standards Board Statement No. 121 (to the extent such losses and writedowns were included in the calculation of the Corporation's consolidated net income (before extraordinary income or gains)), and

               (vi) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

          and decreased by gains on the sale of fixed assets as calculated in accordance with GAAP (to the extent such gains were included in the calculation of the Corporation's consolidated net income (before extraordinary income or gains)).

          (c) "Consolidated Fixed Charges" for any period means the sum of the following (without duplication), each as calculated in accordance with
     GAAP:

               (i) all interest expense (other than capitalized interest) paid or accrued for such period (including financing fees and amortization of deferred financing fees with respect to debt incurred on or after January 19, 1998 and amortization of original issue discount),

               (ii) dividend and distribution requirements on shares of preferred stock (other than Fully Junior Shares) and other preferred securities for such period, whether or not declared or paid,

               (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity) with respect to any indebtedness, and

               (iv) rent payments under any ground leases (excluding deferred ground lease payments) (to the extent not included in (a) or (c) above).

     Section 8. SHARES TO BE RETIRED. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued preferred stock, without designation as to class or series, and subject to applicable limitations set forth in the Articles may thereafter be reissued as shares of any series of preferred stock.

     Section 9. RANKING. Any class or series of stock of the Corporation shall be deemed to rank:

          (a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

          (b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES");

          (c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

          (d) junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

     Section 10.    VOTING.

          (a) If and whenever (i) four consecutive quarterly dividends payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for four consecutive quarterly dividend periods the Corporation fails to pay dividends on the Common Shares in an amount per share at least equal to $0.437 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 6(a) of this Article), then the number of directors then constituting the Board of Directors shall be increased by the greater of (x) one director or (y) such number of directors as would represent 10% of the total number of directors serving on the Corporation's Board of Directors (after giving effect to such appointments and rounded down to the nearest whole number) and the holders of Series A Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the additional director(s) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever, as the case may be, (i) all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and the Corporation has paid dividends thereon for two consecutive quarters or (ii) the Corporation has paid dividends on the Common Shares in an amount per share at least equal to $0.437 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 6(a) of these Articles Supplementary) for two consecutive quarters, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional director(s) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as director(s) by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Shares and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Shares or Voting Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares for the election of the director(s) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Shares or Voting Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The director(s) elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if the term of such director(s) shall not have previously terminated as above provided. If any vacancy shall occur among the director(s) elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director(s) elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares or the successor of such remaining director(s), to serve until the next annual meeting of the stockholders or special meeting held in place thereof if the term of such director(s) shall not have previously terminated as provided above.

          (b) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of the Charter, these Articles Supplementary or the Agreement of Limited Partnership of the Operating Partnership that materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares; PROVIDED, HOWEVER, that, subject to Section 7 of these Articles Supplementary, the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of any shares of stock of the Corporation shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares; or

               (ii) A share exchange that affects the Series A Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series A Preferred Share
          (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares);

          PROVIDED, HOWEVER, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

          (c) For purposes of the foregoing provisions of this Section 10, each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per $27.57 (or less pursuant to Section 4(a)) of stated liquidation preference. Except as set forth herein, the Series A Preferred Shares shall not have any voting rights or powers other than as expressly set forth herein, and the consent of the holders thereof shall not be required for the taking of any Corporation action.

     Section 11. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     Section 12. OWNERSHIP RESTRICTIONS. The Series A Preferred Shares shall be subject to the restrictions and limitations set forth in Article Eighth of the Charter.

     Section 13.    SINKING FUND.   The Series A Preferred Shares shall not be
entitled to the benefit of any retirement or sinking fund.

     Section 14.    LEGENDS.  In addition to the legend required by section
(a)(13) of Article Eighth of the Charter, any certificate representing Series A Preferred Shares and any certificate representing common stock or other securities into which the Series A Preferred Shares may be converted shall bear the following legend:

     "THIS SECURITY AND ANY COMMON STOCK ISSUED ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM."

     THIRD:    The Series A Preferred Shares have been classified and designated by the Board under the authority contained in Article Fifth of the Charter.

     FOURTH:   The undersigned officer of the Corporation acknowledges these
Articles Supplementary to be the act of the Corporation and, as to all other matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be duly executed by its President and CEO and attested by its Secretary and General Counsel this 20th day of February, 1998.

                                                  THE MACERICH COMPANY


                                                  By: /s/ ARTHUR M. COPPOLA
                                                     -------------------------
                                                  Its: President and CEO





Attest:

/s/ RICHARD A. BAYER
----------------------------------
Its: Secretary and General Counsel